UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2025

New Fortress Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38790	83-1482060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. 19th Street, 8th Floor New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (516) 268-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	“NFE”	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2025, New Fortress Energy Inc., a Delaware corporation (the "Company") entered into the Eleventh Amendment Agreement (the “Eleventh Amendment”), by and among the Company, as the borrower, the guarantors party thereto, Natixis, New York Branch, as administrative agent and collateral agent, and each of the other financial institutions party thereto, as lenders and issuing banks, which amends that certain Letter of Credit and Reimbursement Agreement, dated as of July 16, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”), by and among the Company, as the borrower, the guarantors from time to time party thereto, Natixis, New York Branch, as administrative agent and collateral agent, and each of the other financial institutions from time to time party thereto, as lenders and issuing banks, to, among other things, (a) extend the maturity date of the Letter of Credit Agreement to March 31, 2026, (b) provide for a covenant holiday with respect to the consolidated first lien debt ratio and fixed charge coverage ratio covenants contained therein for the fiscal quarter ended September 30, 2025 and the fiscal quarter ending December 31, 2025, (c) remove the minimum liquidity requirement contained therein with respect to each fiscal quarter, (d) remove certain flexibility the Company had to pay dividends and other distributions, and (e) restrict the ability for the Company or any of its subsidiaries to make payments of principal or interest accruing on certain outstanding indebtedness, including the November 17, 2025 interest payment due under that certain Indenture, dated as of November 22, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “New 2029 Notes Indenture”), by and between NFE Financing LLC, a Delaware limited liability company and subsidiary of the Company (“NFE Financing”), as issuer, the guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as trustee and notes collateral agent (“WSFS”).
The Eleventh Amendment provides that if, among other things, NFE Financing fails to maintain that certain Forbearance and Waiver Agreement, dated as of November 17, 2025, by and among NFE Financing, NFE Brazil Investments LLC, a Delaware limited liability company and subsidiary of the Company, Bradford County Real Estate Partners LLC, a Delaware limited liability company and subsidiary of the Company, and the holders under the New 2029 Notes Indenture party thereto, in full force and effect or materially violates its terms, an event of default will occur under the Letter of Credit Agreement. If such event of default occurs, the issuing banks would have the right to require cash collateralization of all outstanding letters of credit issued pursuant to the Letter of Credit Agreement. If the issuing banks choose to exercise such rights under those facilities, substantially all of the Company’s outstanding indebtedness could be accelerated, and the Company may be required or compelled to pursue additional restructuring initiatives to preserve value and optionality, including possible out of court restructurings, or in-court relief, which could have a material and adverse impact on stockholders.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW FORTRESS ENERGY INC.

Date: November 20, 2025	By:	/s/ Christopher S. Guinta
	Name:	Christopher S. Guinta
	Title:	Chief Financial Officer